Exhibit 10.3

James Hendrickson

Email: james.hendrickson@verses.ai

September 1, 2024

Hi James,

On behalf of the VERSES team, I’d like to express our deepest gratitude for your many contributions to our journey to date! Per our discussion, we are thrilled to offer you the promotion to the new position of Chief Operating Officer. In addition to accomplishing a significant body of work, your ability to help move our mission forward by living our values and your focused personal commitment have had a significant impact on the team and in shaping VERSES.

Our mission is no small task, but with your continued example and contributions, we have even more confidence in our ability to make an impact. In the following pages you will find the details concerning this exciting opportunity.

If you have any questions at all, please reach out to Lynda Ryan, Sr. Manager, People Operations, at lynda.ryan@verses.ai directly at any time.

Congratulations on a job well done and here’s to our bright future together!

/s/ Gabriel René
Gabriel René
Co-Founder & CEO

SUMMARY OF OFFER

Company Name: VERSES Technologies USA Inc. (“VERSES” or the “Company”)

Promotion Effective Date: June 1, 2024

Position: Chief Operating Officer, which will report directly to Gabriel René, Founder & CEO. This is a regular full-time role; classified as exempt, which means you are not eligible for overtime pay.

Base Compensation:

Annual Salary: Two Hundred Sixty Five Thousand Dollars ($265,000), (less applicable taxes and withholdings) paid per standard company payroll practices. We currently pay on a semi-monthly basis (24 pay periods per year).

verses.ai | 5877 Obama Blvd Los Angeles, CA 90230 | (310) 988-1944

Incentive Compensation: You will be eligible to earn additional incentive compensation which may include stock options, bonus incentives or other programs. Please see the Attachment A Incentive Compensation Program information., and incorporated herein.

Location & Hours: As a global remote workforce, you will be working from your home office in the State of Pennsylvania. We generally work standard business hours, please check with your manager about what hours are expected and in which time zone.. You may be eligible for other reimbursement programs (such as cell phone and Internet) and we will review these programs with you as they become available.

Benefits: You will continue to be eligible to participate in the Company’s benefit programs. We believe you will appreciate VERSES’ choices on this important aspect of the compensation plan. We know you will be working hard, and we want you to know that VERSES wants to do everything it can to make that hard work be fairly compensated. Paid Time Off, as provided in our Responsible Time Off policy, includes vacation time, sick leave hours that meet or exceed State and Federal requirements, and paid holidays each year. Details regarding our Paid Time Off programs are located on our Confluence page “start here”.

TERMS OF YOUR EMPLOYMENT WITH VERSES

Obligations to the Company. You agree that you will at all times, to the best of your ability and experience, loyally and conscientiously perform all of the duties and obligations required of and from you pursuant to the terms hereof. While you are employed with the Company (the “Employment Period”) you further agree that: (i) you will devoteyour business time and attention to the business of the Company, you will not render during work hours commercial or professional services of any nature to any other person or organization, whether or not for compensation, without the prior written consent of the Company, (ii) you will not directly or indirectly engage or participate in any business that is competitive in any manner with the business or proposed business of the Company, and (iii) you will not assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company. Nothing in this Letter Agreement will prevent you from accepting speaking engagements in exchange for honoraria, from serving on boards of charitable organizations, boards of non-competitive companies, participating as a professional advisor or coach, as an adjunct professor, or from investing in other businesses provided you are not actively participating in any such business as a director, employee, independent contractor, partner, principal, agent or otherwise, and provided further that any such business is not competitive with the business or proposed business conducted by the Company (as conducted now or during the Employment Period), and no consent from the Company shall be required for any such activities. You will comply with and be bound by the Company’s operating policies, procedures and practices from time to time in effect during the Employment Period.

Your acceptance of this Promotional Offer with the Company is contingent upon your acknowledgement of continued compliance under the Employee Confidential Proprietary Information, Invention Assignment and Arbitration Agreement (the “CPIIAA”) in the document provided to you as part of the terms of your original Offer of Employment. You hereby agree to continue to abide by the terms of the CPIIAA and further agree that the provisions of said CPIIAA shall survive any termination of your employment relationship with the Company. You agree that compliance with our CPIIAA requires, among other things, the assignment of rights to any inventions and other forms of intellectual property (“IP”) made during your employment with the Company, as well as an agreement not to disclose or use company IP and information except as expressly authorized by the Company as part of your official duties. Any violation of the terms of the CPIIAA may result in immediate termination of your employment with the Company, and could also result in legal action being taken against you.

verses.ai | 5877 Obama Blvd Los Angeles, CA 90230 | (310) 988-1944

Your employment is at-will. Either you or VERSES may terminate your employment at any time, with or without notice. BY SIGNING BELOW, YOU ACKNOWLEDGE THAT YOU UNDERSTAND AND AGREE THAT YOUR EMPLOYMENT WITH VERSES IS FOR AN UNSPECIFIED DURATION AND CONSTITUTES “AT-WILL” EMPLOYMENT. YOU ALSO ACKNOWLEDGE AND UNDERSTAND THAT ANY REPRESENTATION TO THE CONTRARY IS UNAUTHORIZED AND NOT VALID UNLESS OBTAINED IN WRITING AND SIGNED BY AN AUTHORIZED OFFICER OF THE COMPANY. YOU FURTHER ACKNOWLEDGE AND AGREE THAT THIS EMPLOYMENT RELATIONSHIP MAY BE TERMINATED AT ANY TIME, WITH OR WITHOUT GOOD CAUSE, OR FOR ANY OR NO CAUSE, AT THE OPTION EITHER OF THE COMPANY OR YOURSELF, WITH OR WITHOUT PRIOR NOTICE. For the avoidance of doubt, nothing in this At-will Employment Section is intended to interfere with rights to engage in protected concerted organizing activity under Section 7 of the National Labor Relations Act.

Employment Conditions. Additional conditions of your employment include signing and acknowledging our Employee Handbook and any other documents presented to you as part of your ongoing employment with VERSES.

SIGNING ON THE DOTTED LINE:

We hope this Promotion letter is helpful in explaining the opportunity. We look forward to receiving your signed acceptance!

Once accepted, this constitutes the entire agreement between you and VERSES with respect to the subject matter hereof and supersedes all prior offers, negotiations and agreements, if any, whether written or oral, relating to such subject matter. You acknowledge that neither VERSES nor its agents have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this agreement for the purpose of inducing you to execute the agreement, and you acknowledge that you have executed this agreement in reliance only upon such promises, representations and warranties as are contained herein.

By signing below, I acknowledge having read and understood this Promotional Letter and agreeing to its terms. This constitutes my acceptance of continued Employment with VERSES.

Signature:	/s/ James Hendrickson	Date:	Sep 10, 2024
James Hendrickson

verses.ai | 5877 Obama Blvd Los Angeles, CA 90230 | (310) 988-1944

Attachment A to Promotion Offer for James Hendrickson

INCENTIVE COMPENSATION

Bonus/Incentive Plans. In addition, you may be eligible to participate in the Company’s bonus and/or incentive plan(s) (the “Bonus/Incentive Plans”) as may be established by the Company from time to time and subject to approval by the Board of Directors annually. you would be eligible to participate in an annual bonus and/or incentive plan as is in place in any current calendar year beginning in the year you are hired. While the % of bonus rate may vary, it is anticipated that you will be eligible for a rate of up to 20% of your then base compensation rate, paid in any combination of cash, equities, or digital options. You acknowledge and agree that the Company’s Bonus/Incentive Plans are entirely discretionary and that the Company retains the right to amend or discontinue the Bonus/Incentive Plans at its sole discretion at any time and that such changes shall not constitute any breach of this Employment Agreement or a constructive dismissal of your employment. Performance against the “Bonus/Incentive Plans” is intended to be measured on an annual basis and based on individual and company goals. Your measurable objectives and outcomes will be developed jointly by you and your direct supervisor or manager during each calendar year.

Stock Options. In connection with the commencement of your promotion, commensurate with your role, and subject to approval by the Board of Directors, Company* recommends that you receive a grant of stock options in the Company* (the “Option” or “Options”) under the terms of Company’s* then-current Equity Incentive Plan(s) (“Plan” or “Plans”), subject to applicable law and the approval of such Plan by government securities regulators and the stock exchange(s) that the shares are (or will be) listed on.

Such Options shall be made at a strike price per share equal to the fair market value of the Company’s* common stock on the date of grant, as determined by the Board in its discretion.

Your options shall vest (and thus shall become exercisable) over a four year period starting on May 28, 2024. There is a 12 month cliff with quarterly steps such that 25% of the Options vest after 12 months, and thereafter one sixteenth (1/16) will vest in each subsequent quarter. You may be eligible to receive additional incentives from time to time, on such terms and subject to such conditions as management and the Board shall determine.

Options in VERSES Al Inc (VERS.NE) 200,000 (not yet approved but recommended to be granted)

verses.ai | 5877 Obama Blvd Los Angeles, CA 90230 | (310) 988-1944

Accelerated Vesting upon Change of Control. Provided no Good Cause event (defined below) shall then have occurred, in the event of a Change of Control (also defined below) of VERSES, Inc. all unvested Options shall immediately vest and thereafter be deemed vested Options. ·For purposes of this Promotional Letter, a “Change of Control” of VERSES, Inc. shall mean and refer to either: (i) approval by the shareholders of the Company of a complete liquidation or dissolution of the Company; or (B) the consummation of a reorganization, merger, sale, share exchange, consolidation or other disposition of all or substantially all of the stock and/or assets of the Company (a “Business Combination”) unless, after such Business Combination: (i) all or substantially all of the individuals and entities who were the actual or beneficial owners, respectively, of the outstanding stock and voting securities of the Company immediately prior to such Business Combination still own, directly or indirectly, more than 50% of, respectively, the then-outstanding shares of stock or the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of Directors of the Company (or companies) resulting from such Business Combination in substantially the same proportions as their ownership was immediately prior to such Business Combination; or (ii) at least a majority of the members of the Board of said company (or companies) resulting from such Business Combination were members of the Board of Directors of the Company as constituted immediately prior to such Business Combination, with each Board member having identical or substantially similar voting power as he/she had prior to said Combination. Further, for purposes of Subsection (B), any Business Combination implemented by the Company’s parent organization (Verses Technologies, Inc., a British Columbia corporation) or jointly by its CEO and President (Gabriel Rene and Dan Mapes) acting together shall not constitute a “Change of Control” or Triggering Event as defined herein.

Also, for purposes of this Letter, “Good Cause” or a “Good Cause Event” shall include, (i) Recipient’s failure to perform Recipient’s duties or material breach of the terms of the Services Agreement; (ii) Recipient’s failure to comply with the policies of the Company or the Company; (iii) Recipient’s conviction of, or the entry of a plea of guilty or no contest to, a felony or misdemeanor involving moral turpitude or fraud; (iv) gross negligence in the course of the rendering of services which has a material adverse impact on the Company or the Company; (v) commission by Recipient of an act or fraud, embezzlement, misappropriation, or theft or breach of fiduciary duty (whether or not involving the Company or the Company); or (vi) Recipient’s engagement in conduct which, in the Company or Company’s reasonable business judgment, is detrimental to Company’s or Company’s business, goodwill or good name. Notwithstanding the foregoing, an event under clauses (i), (ii), (iv) or (vi) shall not be considered “Good Cause” unless such breach is material and Recipient failed to cure within ten (10) business days after being served written notice thereof.

verses.ai | 5877 Obama Blvd Los Angeles, CA 90230 | (310) 988-1944